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                                                                       EXHIBIT 1





                                AMENDMENT NO. 1
                                     TO THE
                                RIGHTS AGREEMENT

         THIS AMENDMENT NO. 1 (this "Amendment"), dated as of December 27, 1996, is between Digital Microwave Corporation, a Delaware corporation (the "Company") and ChaseMellon Shareholder Services, L.L.C, as Rights Agent and as successor to Manufacturers Hanover Trust Company of California (the "Rights Agent").

         WHEREAS, the Company entered into that certain Rights Agreement, dated as of October 24, 1991 (the "Rights Agreement"), with Manufacturers Hanover Trust Company of California, as Rights Agent and as predecessor to ChaseMellon Shareholder Services, L.L.C.; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the definition of Acquiring Person to provide that certain persons who report beneficial ownership of Common Shares of the Company on Schedule 13G under the Securities Exchange Act of 1934, as amended, shall not be deemed to be Acquiring Persons for purposes of the Rights Agreement;

         THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         Section 1.1 Definitions. Capitalized terms used herein have the meaning set forth in the Rights Agreement, unless otherwise defined in this Amendment.

                                   ARTICLE II

                         AMENDMENT TO RIGHTS AGREEMENT

         Section 2.1  Amendment.

         (a) Section 1(a) of the Rights Agreement shall be amended to add the following immediately following the first sentence thereof:

                 "Acquiring Person shall not include any Person who has reported or is required to report beneficial ownership of Common Shares on Schedule 13G under the Exchange Act (or any comparable or successor report), but only so long as (x) such Person is eligible to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report), (y) such Person has not reported and is not required to report such ownership on Schedule 13D under the Exchange Act (or any comparable or successor report) and such Person does not hold Company Common Shares on behalf of any other Person who is required to report Beneficial Ownership of such Company Common Shares on such Schedule 13D, and (z) such Person does not beneficially own 20% or more of the Company Common Shares then outstanding."



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                                  ARTICLE III

                                 MISCELLANEOUS

         Section 3.1 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         Section 3.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

         Section 3.3 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof.

         Section 3.4 Construction. The terms of this Amendment shall prevail over any conflicting provision of the Rights Agreement, but both instruments shall otherwise be construed and interpreted as a single integrated agreement. All references in the Rights Agreement to such "Agreement" shall be construed as referring to the Rights Agreement as it has been amended hereby. The Rights Agreement remains in full force and effect, in accordance with its terms and as amended hereby, and there are no other amendments, understandings or agreements except as set forth herein. Any terms or provisions of the Rights Agreement that are inconsistent with or contrary to the terms and provisions of this Amendment shall not be deemed to constitute a breach of the Rights Agreement.





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         IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

                                               DIGITAL MICROWAVE CORPORATION



ATTEST:



By   /s/ CARL A. THOMSEN                         By /s/ CHARLES D. KISSNER
    ----------------------------------             -----------------------------------------
    Carl A. Thomsen                                  Charles D. Kissner
    Vice President, Chief Financial                  Chairman of the Board, Chief Executive
    Officer and Secretary                            Officer and President




                                                 CHASEMELLON SHAREHOLDER
                                                 SERVICES, L.L.C., as Rights Agent




ATTEST:

By  /s/ FRANK RICO                          By /s/ ASA DREW
   ------------------------------              ---------------------------
   Frank Rico                                   Asa Drew
   Assistant Vice President                     Assistant Vice President



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